ELECTRONIC SUBMISSION

                                             April 4, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Champion Enterprises, Inc.
               Commission File No. 1-9751
               Definitive Proxy Materials


Ladies and Gentlemen:

     On behalf of Champion Enterprises, Inc. (the "Company"), we have attached to this letter for filing, pursuant to Rule 14a-6(b) and Regulation S-T, a copy of the Company's definitive proxy statement and the form of proxy to be furnished to the shareholders of the Company in connection with the Annual Meeting of Shareholders to be held on May 1, 2001, which materials will be mailed to the shareholders of the Company on or about April 4, 2001.

     If you have any questions, please call me at (248) 203-0859.

Very truly yours,

DYKEMA GOSSETT PLLC

/s/ D. RICHARD MCDONALD
D. Richard McDonald

cc: Colleen T. Bauman
    John J. Collins, Jr., Esq.

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                           Champion Enterprises, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                                                          CORPORATE HEADQUARTERS
                                                    AUBURN HILLS, MICHIGAN 48326
[CHAMPION ENTERPRISES INC. LOGO]                                  (248) 340-9090

                                                                   April 4, 2001

Dear Shareholder:

     It is my pleasure to invite you to attend the 2001 Annual Meeting of Shareholders of Champion Enterprises, Inc. on Tuesday, May 1, 2001 at 10:00 a.m. The meeting will be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022.

     The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your Proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are unable to attend. You may, of course, revoke your Proxy and vote in person at the meeting if you desire. You also have the option of voting by telephone or through the Internet, as described on the Proxy Card.

                                          Sincerely,

                                          /S/ WALTER R. YOUNG

                                          Walter R. Young
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer

                           CHAMPION ENTERPRISES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 1, 2001
--------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion Enterprises, Inc., a Michigan corporation, will be held on Tuesday, May 1, 2001 at 10:00 a.m., at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. The purposes of the Annual Meeting are to:

     1. elect a Board of Directors;

     2. vote on a proposal to re-approve the performance goals under the Company's 1995 Stock Option and Incentive Plan; and

     3. conduct any other business that is properly raised at the meeting.

     Only shareholders of record at the close of business on March 9, 2001 are entitled to notice of and to vote at the meeting.

     If you are a participant in the Champion Enterprises, Inc. Savings Plan, your Proxy will also be considered to be voting instructions to the Trustee of the Savings Plan concerning shares held in your account.

                                          By Order of the Board

April 4, 2001                             John J. Collins, Jr.
                                          Secretary

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WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE
ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. YOU MAY ALSO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS PRINTED ON YOUR PROXY CARD.

                           CHAMPION ENTERPRISES, INC.
                        2701 CAMBRIDGE COURT, SUITE 300
                          AUBURN HILLS, MICHIGAN 48326

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 1, 2001

SOLICITATION OF PROXIES

     This Proxy Statement and the accompanying Proxy are being distributed to shareholders of Champion Enterprises, Inc. (the "Company" or "Champion") in connection with the solicitation of Proxies to be used at the 2001 Annual Meeting of Shareholders. The Annual Meeting will be held at The Waldorf-Astoria, 301 Park Avenue, New York, New York 10022 on Tuesday, May 1, 2001 at 10:00 a.m. The Company's Board of Directors solicits the enclosed Proxy. This Proxy Statement and the enclosed Proxy were mailed to shareholders beginning on April 4, 2001. The Company's 2000 Annual Report to Shareholders and Annual Report on Form 10-K are also enclosed with this Proxy Statement.

     The Company will pay the entire cost of soliciting Proxies. The Company will arrange with brokerage houses, nominees, custodians and other fiduciaries to send Proxy soliciting materials to beneficial owners of the Company's Common Stock at the Company's expense. In addition to solicitation by mail, officers and other employees may solicit Proxies personally, by telephone or by fax.

VOTING BY TELEPHONE OR ELECTRONICALLY

     Shareholders may deliver a Proxy by telephone or electronically through the Internet by following the instructions printed on the Proxy Card.

REVOKING A PROXY

     Any person giving a Proxy has the power to revoke it at any time before it is voted. There are three ways to revoke your Proxy. You may deliver a written notice of revocation, which is dated after the date of the Proxy, to the Secretary of the Company at or before the Annual Meeting. You may deliver a later-dated Proxy to the Secretary of the Company at or before the Annual Meeting. You may attend the Annual Meeting in person and vote your shares by ballot.

RECORD DATE

     The record date for determining shareholders entitled to vote at the Annual Meeting is March 9, 2001. Each of the 47,544,011 shares of Common Stock of the Company issued and outstanding on that date is entitled to one vote on any matter voted on at the Annual Meeting. Abstention votes and votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners ("broker non-votes") will be counted as present at the Annual Meeting to determine whether a quorum exists.

                            1. ELECTION OF DIRECTORS

     Seven Directors will be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders, or until a successor is appointed and qualified. Unless Proxy votes have been withheld, each Proxy received will be voted to elect Robert W. Anestis, Selwyn Isakow, Brian D. Jellison, Ellen R. Levine, George R. Mrkonic, Carl L. Valdiserri and Walter R. Young, as Directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of the nominees and for such additional person as designated by the Board to replace such nominee. However, the Board does not anticipate that this will occur.

     Persons receiving a plurality of the votes cast at the Annual Meeting in person or by Proxy will be elected as Directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors. Shares not voted (whether by abstention, broker non-votes or otherwise) have no effect on the election.

     Information about the nominees for election as Directors appears below. All of the nominees are currently Directors of the Company and were elected at the 2000 Annual Meeting of Shareholders.

[ROBERT W. ANESTIS PHOTO]      ROBERT W. ANESTIS. Mr. Anestis, age 55, has served as a
                               Director of the Company since 1991. He is the Chairman,
                               President and Chief Executive Officer of Florida East Coast
                               Industries, Inc. (FECI), headquartered in St. Augustine,
                               Florida. FECI is engaged in the railroad, commercial real
                               estate and telecommunications businesses. Prior to 1999 and for the preceding five years, he was the President of
                               Anestis & Company, an investment banking and financial
                               advisory firm located in Westport, Connecticut.
                               Mr. Anestis, who has been in the industry 13 years, brings merger and acquisition expertise and strategic planning and policy experience, with a strong legal and financial
                               background, to the Board.

  [SELWYN ISAKOW PHOTO]        SELWYN ISAKOW. Mr. Isakow, age 49, has served as a Director of the Company since 1991. He is Chairman of The Oxford
                               Investment Group, Inc., a merchant banking and corporate
                               development firm located in Bloomfield Hills, Michigan. Mr.
                               Isakow is also a Director of Ramco-Gershenson Properties
                               Trust, Oxford Automotive, Inc., Bloomfield Hills
                               Bancorporation, and the Bank of Bloomfield Hills.
                               Mr. Isakow brings to the Board expertise in the areas of
                               mergers and acquisitions, strategic planning, and accounting and finance in multiple manufacturing, financial services
                               and distribution industries.

[BRIAN D. JELLISON PHOTO]   BRIAN D. JELLISON. Mr. Jellison, age 55, joined the Company's Board in 1999. He is an Executive Vice President of Ingersoll-Rand Company, a major, diversified industrial equipment and components manufacturer, headquartered in Woodcliff Lake,
                            New Jersey. From 1994 to 1998, Mr. Jellison was President of Ingersoll's
                            Architectural Hardware Group.
                            With a strong background in both manufacturing and marketing, Mr. Jellison brings 32 years of broad-based business experience to Champion's Board.

 [ELLEN R. LEVINE PHOTO]    ELLEN R. LEVINE. Ms. Levine, age 58, was appointed to Champion's Board in 1999.
                            Since 1994 she has been the Editor-In-Chief of Good Housekeeping magazine, headquartered in New York, New
                            York. Previously, she served as the Editor-In-Chief of Redbook magazine from 1991 to
                            1994.
                            Ms. Levine brings to the Company's Board excellent communication and marketing skills, particularly with brand recognition, which were acquired through 37 years of experience as a journalist.

[GEORGE R. MRKONIC PHOTO]   GEORGE R. MRKONIC. Mr. Mrkonic, age 48, has served as a Director of the Company since 1994. He is Vice Chairman of Borders Group, Inc., a retailer of books and music located in Ann Arbor, Michigan. From November 1994 to January 1997, Mr.
                            Mrkonic was also the President of Borders Group, Inc. He is a Director of Syntel,
                            Inc., Cheap Tickets, Inc., Nashua Corporation, and Borders Group, Inc.
                            Strengths that Mr. Mrkonic brings to Champion's Board include strategic vision, an operating mentality and a sense of urgency.


[CARL L. VALDISERRI PHOTO]     CARL L. VALDISERRI. Mr. Valdiserri, age 64, has served as a
                               Director of the Company since 1995. He is Chairman and Chief
                               Executive Officer of Rouge Industries, Inc., an integrated steel manufacturer located in Dearborn, Michigan. Mr.
                               Valdiserri is also a Director of Rouge Industries, Inc.
                               Mr. Valdiserri brings to the Board operating management
                               perspective and experience that was acquired through 42
                               years of progressively challenging assignments at several
                               integrated steel companies.

 [WALTER R. YOUNG PHOTO]       WALTER R. YOUNG. Mr. Young, age 56, has served as a Director of Champion since 1990. He is the Company's Chairman of the
                               Board of Directors, President and Chief Executive Officer.
                               Mr. Young was named President and Chief Executive Officer in
                               1990 and became Chairman in 1992.
                               For 33 years in a variety of industries, Mr. Young has been a performance-driven leader, who faces issues and is a
                               catalyst for change.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no compensation for serving as a Director other than their compensation for services as an employee and are reimbursed for expenses to attend Board and Committee meetings. Nonemployee Directors are compensated pursuant to the 2000 Stock Compensation Plan for Nonemployee Directors (the "Directors' Plan"), which was approved by shareholders on May 2, 2000. The Directors' Plan provides stock-based compensation to nonemployee Directors at three stages of service of the Director as described below. Nonemployee Directors do not receive any cash compensation for their services but are reimbursed for expenses to attend Board and Committee meetings.

     OPTION GRANT UPON FIRST ELECTION TO BOARD. At the time a nonemployee Director is first elected to the Board at an Annual Meeting, the Director receives a nonqualified option to purchase 24,000 shares of Company Common Stock provided that the Director personally purchases in the open market at least 6,000 shares of Common Stock within 60 days after the date of the Annual Meeting. If the Director purchases less than 6,000 shares of Common Stock, the number of shares subject to the option is automatically reduced by a number equal to four times the difference between 6,000 and the number of shares actually purchased by the Director during the 60-day period. The Director must purchase at least 3,000 shares of Company Common Stock during the 60-day period to qualify for a stock option grant upon first election to the Board.

     The option vests immediately but becomes exercisable at the rate of 25% of the total shares subject to the option on each of the next four Annual Meeting dates. The option remains exercisable for a period of 10 years from the grant date at an exercise price equal to the fair market value of the Common Stock on the grant date. Shares received upon exercise of the option may not be transferred for six months after the exercise date, except upon death, termination of service as a Director, or change in control of the Company.

     ANNUAL STOCK RETAINER. Each person elected or reelected as a nonemployee Director receives an annual retainer consisting of 4,800 shares of Company Common Stock or 5,200 shares if such Director also serves as Chairperson of a Board Committee. In lieu of receiving the stock retainer at the time of an Annual Meeting, a Director may elect to (i) defer his or her retainer until retirement, death or other termination of service from the Board, or (ii) receive an option to purchase four shares of Company Common Stock for each share that would otherwise have been received as part of the stock retainer. The option vests immediately and is exercisable for a period of 10 years from the grant date at an exercise price equal to the fair market value of the Common Stock on the grant date.

     Any new nonemployee Director who is appointed by the Board prior to an Annual Meeting to fill a vacancy on the Board receives a pro-rated number of shares of Common Stock as a retainer for services during such interim term. In lieu of receiving the pro-rated stock retainer, a Director may elect the deferral or option alternatives available to full-term Directors as discussed above.

     DISCRETIONARY 10-YEAR ANNIVERSARY OPTION GRANT. At the Annual Meeting marking the anniversary of 10 consecutive years of service as a nonemployee Director, the Board has discretionary authority, based upon the recommendation of the Compensation and Human Resources Committee, to grant to such a Director a nonqualified option to purchase 24,000 shares of Company Common Stock provided that the Director personally owns at least 6,000 shares of Company Common Stock on the date 60 days after such Annual

Meeting. If the Director owns less than 6,000 shares of Company Common Stock on the date 60 days after such Annual Meeting, the number of shares subject to the option is automatically reduced by a number equal to four times the difference between 6,000 and the number of shares actually owned by the Director on such date. The Director must own at least 3,000 shares of Company Common Stock on the date 60 days after such Annual Meeting to qualify for a 10-year anniversary stock option grant.

     The option vests immediately but becomes exercisable at the rate of 25% of the total shares subject to the option on each of the next four Annual Meeting dates. The option remains exercisable for a period of 10 years from the grant date at an exercise price equal to the fair market value of the Common Stock on the grant date. Shares received upon exercise of the option may not be transferred for six months after the exercise date, except upon death, termination of service as a Director, or change in control of the Company.

     SPECIAL YEAR 2000 SHARE PURCHASE AND OPTION GRANT. On November 4, 2000, the Board amended the Directors' Plan to provide nonemployee Directors with a one-time incentive to purchase additional shares of Company Common Stock. During the period ending on December 28, 2000, nonemployee Directors were given the right to purchase between 2,000 and 25,000 shares of Common Stock at fair market value. Upon exercise of the purchase right, the Director received a stock option grant equal to four times the number of shares purchased. The options were granted at the fair market value of the Common Stock on the grant date, vest at a rate of 25% of the total shares subject to the option on each subsequent grant date anniversary, and remain exercisable for seven years from the grant date. Purchase rights for 110,000 shares of Common Stock were exercised pursuant to this amendment, which resulted in stock option grants for 440,000 shares of Common Stock.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board meets regularly, at least once each quarter, and during 2000 held 11 meetings. The standing committees established by the Board are described below. The Board does not have a nominating committee.

     AUDIT AND FINANCIAL RESOURCES COMMITTEE. The primary function of the Audit and Financial Resources Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the corporate accounting and financial reporting practices, the systems of internal controls that management and the Board have established, and the audit process. The Committee also recommends to the Board the selection of an independent auditor and reviews the scope of the audit and related fees for audit services. The Committee met eight times during 2000 and reviewed earnings related press releases and significant Securities and Exchange Commission ("SEC") filings. A copy of the Committee Charter is attached to this Proxy Statement as Appendix A. The members of the Committee are Selwyn Isakow (Committee Chairman), Brian D. Jellison and George R. Mrkonic.

     COMPENSATION AND HUMAN RESOURCES COMMITTEE. The primary function of the Compensation and Human Resources Committee is to consider and make recommendations to the Board concerning the compensation programs, benefits and awards for all executive officers, including the Chief Executive Officer. The Committee develops and monitors the Company's executive compensation policies and oversees administration of the Company's stock option plans and programs. The Committee met nine times during 2000. The members of the Committee are Robert W. Anestis (Committee Chairman), Ellen R. Levine and Carl L. Valdiserri.

     CORPORATE GOVERNANCE GUIDELINES. The Board has adopted corporate governance guidelines which are reviewed annually. Since 1995 the Board has performed annual evaluations on the Board as a whole, as well as personal evaluations on the performance of each individual Board member. In addition, since 1996 the Company's two standing committees (Audit and Financial Resources and Compensation and Human Resources) have operated under written charters delineating each committee's duties and responsibilities.

 2. PROPOSAL TO RE-APPROVE THE PERFORMANCE GOALS UNDER THE COMPANY'S 1995 STOCK
                           OPTION AND INCENTIVE PLAN

     The Company is requesting that the shareholders re-approve the performance goals for certain awards under the Company's 1995 Stock Option and Incentive Plan (the "1995 Plan"). THE SHAREHOLDERS ARE NOT BEING ASKED TO RE-APPROVE THE 1995 PLAN. SHAREHOLDERS ARE ONLY BEING ASKED TO RE-APPROVE THE PERFORMANCE GOALS IN ORDER TO PRESERVE, TO THE EXTENT POSSIBLE, THE COMPANY'S TAX DEDUCTION FOR CERTAIN AWARDS MADE UNDER THE 1995 PLAN IN ACCORDANCE WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE.

     Shareholders initially approved the performance goals in 1995 and 1996 when the 1995 Plan was approved in its entirety. As required under current tax law, the performance goals are being submitted again to the shareholders for re-approval at the 2001 Annual Meeting to meet the requirement of the Section 162(m) regulations that these goals be submitted for shareholder approval at least every five years.

SECTION 162(M)

     Section 162(m) allows an employer a tax deduction for certain compensation in excess of $1 million paid to "covered employees" (generally, the top five named executive officers in the Summary Compensation Table) of a publicly held corporation if the compensation is qualified performance-based. The Section 162(m) regulations generally require that shareholders re-approve the material terms of the performance goals every five years. It is now approximately five years since initial shareholder approval of the performance goals under the 1995 Plan. The only changes to the original performance goals are a clarification of the meaning of the earnings goal and the addition of cash flow and inventory levels as performance goals. If approved, and unless the material terms of the performance goals are subsequently changed, the performance goals will meet the shareholder approval requirements of Section 162(m) until 2006.

THE 1995 PLAN

     The 1995 Plan is an incentive compensation plan that provides for stock option grants, stock appreciation rights, annual incentive awards, restricted stock awards and performance share awards to such eligible key employees of the Company and its subsidiaries as the Board's Compensation and Human Resources Committee may select. All annual incentive awards under the 1995 Plan are intended to be tax deductible. Stock option grants, stock appreciation rights, restricted stock awards and performance share awards under the 1995 Plan are designated by the Committee as either Section 162(m) awards or non-Section 162(m) awards. The Committee is authorized to administer and interpret the 1995 Plan and to adopt such rules and regulations as it determines are appropriate.

MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE 1995 PLAN

     ELIGIBLE EMPLOYEES. Stock option grants, stock appreciation rights, annual incentive awards, restricted stock awards and performance share awards under the 1995 Plan are limited to those executive officers of the Company ("Eligible Employees") who are selected by the Committee to participate.

     PERFORMANCE GOALS. Within 90 days of the start of each performance period, the Committee (i) identifies the Eligible Employees, (ii) determines the performance period related to the award, (iii) determines the size of the award, and (iv) determines the target level of performance by the Company and/or its subsidiaries that must be achieved in order for the award to be paid. The performance period for annual incentive awards is from one to three fiscal years. The performance period for stock option grants, stock appreciation rights, restricted stock awards and performance share awards is a three to five fiscal year period.

     The performance goals for all awards consist of any or all of the following:

     - earnings (as measured by net income, net income per share, operating income, operating income per share, operating income before interest, EBIT, EBITDA, including by segment or division);

     - sales growth;

     - cash flow;

     - inventory levels; or

     - market capitalization.

     The target levels for annual incentive awards consist of a threshold level and, in certain instances, first, second and third target levels. The Committee must certify the attainment of the applicable performance target before a
Section 162(m) award is paid under the 1995 Plan.

     MAXIMUM PAYMENTS. Annual incentive awards are paid in cash or in shares of Company Common Stock, as determined by the Committee. An annual incentive award may be deferred at the Eligible Employee's election, as discussed below under Deferred Compensation in the Report on Executive Compensation from the Compensation and Human Resources Committee. Annual incentive awards are made in an amount equal to a designated percentage of each Eligible Employee's base salary or a designated percentage of Company earnings. The maximum annual incentive award that may be earned by any Eligible Employee is five times such Employee's base salary but in no event more than $2 million. The Committee may reduce by any amount the annual incentive award otherwise payable to an Eligible Employee under the 1995 Plan.

     The maximum Section 162(m) restricted stock or performance share award that may be received by an Eligible Employee in any fiscal year of the Company is 50,000 shares of Company Common Stock.

VOTING REQUIREMENTS

     This proposal to re-approve the performance goals under the 1995 Plan requires the affirmative vote of a majority of the votes cast as to this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

BOARD RECOMMENDATION

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                     REPORT ON EXECUTIVE COMPENSATION FROM
                 THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

     Compensation policies for executive officers and senior operating management are developed and monitored by the Board's Compensation and Human Resources Committee. The Committee recommends to the Board the nature and amount of compensation for all executive officers. This Committee currently consists of three independent Directors who are neither officers nor employees of the Company.

COMPENSATION POLICIES

     The Company's executive compensation policies are designed to encourage and reward executive efforts which create shareholder value through achievement of corporate objectives and performance goals and, as a result, to align the interests of executives with those of shareholders. More specifically, the Company's compensation policies can be summarized as:

     (a) annual base salaries should be targeted to be competitive, but slightly below the mean of other companies of comparable size;

     (b) annual incentive-based (at-risk) compensation should provide opportunity for significant additional compensation based on improved Company performance; and

     (c) long-term incentive-based (at-risk) compensation should further link executive performance to shareholder interests, encourage Company stock ownership and provide an incentive to create long-term shareholder value.

     The Committee from time to time uses an independent consultant to assist in its review of compensation policies and to make recommendations. The consultant provides advice to the Committee and the Board based upon its expertise, experience and knowledge of compensation arrangements for senior executive officers from many general manufacturing companies with sales in a range comparable to those of the Company. The Committee also considers the executive compensation levels for a group of comparable manufactured housing companies consisting of Clayton Homes, Inc., Fleetwood Enterprises, Inc., and Oakwood Homes Corporation, as well as broader categories of housing companies and general companies of comparable size.

     Each component of compensation (annual base salaries, annual performance incentives and long-term performance incentives) is described more fully below.

ANNUAL BASE SALARIES

     Executive salaries are based on level of job responsibility, individual performance and compensation data for comparable companies obtained from consultant surveys and market surveys. The objective is to target base salaries to be competitive, but slightly below the mean of comparable companies.

ANNUAL PERFORMANCE INCENTIVES

     Annual performance incentives are provided primarily through cash bonuses, or at an executive's election in deferred compensation or deferred stock, as discussed below. Prior to each fiscal year, the Committee reviews and establishes performance levels for executive officers. Bonus determinations for executive officers are based upon achieving pre-determined performance goals, which are reviewed each year and adjusted as appropriate. During the second half of 2000, executive officers were eligible for formula-based bonuses upon meeting certain cash flow, debt reduction, retail income or inventory targets.

LONG-TERM PERFORMANCE INCENTIVES

     Generally, long-term performance incentives are stock options granted to executive officers at exercise prices that are equal to the fair market value of Company Common Stock on the grant date. In some circumstances, a portion of the options granted may be at an exercise price below fair market value. The value of stock options is dependent on Company Common Stock value. Stock options reward executive officers to the extent that shareholders have also benefited. The number of shares included in these awards is determined by the Committee primarily based upon formulas provided by an independent consultant. The formulas are derived from a nationwide database and present executive officer stock option award levels that are consistent with general industry practices. The formulas are based upon the expected future value of the option stock over a seven-year period at several assumed rates of stock price appreciation.

     During 2000 five of the persons named in the Summary Compensation Table voluntarily forfeited stock options for a total of 2.3 million shares of Company Common Stock with an average exercise price of $20.00 per share. See the Summary Compensation Table for additional information regarding forfeitures for 1998 and 1999 grants.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based on nondiscretionary, pre-established performance goals. The Committee believes that both annual incentive bonuses based on performance goals and stock options granted as long-term performance incentives meet the requirements for fully deductible compensation under Section 162(m). Although the formula-based annual incentive bonuses during the second half of 2000 do not meet the requirements for performance-based compensation under Section 162(m), the Committee believes that all such bonuses will be fully deductible because the $1 million deduction limit was not exceeded for any executive officer.

DEFERRED COMPENSATION

     Executive officers and certain other management employees may elect to defer receipt of all or a portion of their salaries or their bonuses under the Company's Deferred Compensation Plan (the "Deferred Plan"). Amounts deferred are 100% vested and, at the employees' direction, are invested in various managed funds. Deferred amounts are payable upon the earlier of termination of employment, retirement, death, disability or a change in control of the Company.

     Also, through participation in the Company's Corporate Officer Stock Purchase Plan (the "Stock Plan"), each of the Company's executive officers may elect to defer receipt of bonus compensation up to the lesser of 50% or $500,000. Amounts deferred are invested in shares of Company Common Stock at a 30% discount to the closing price on the New

York Stock Exchange on the purchase date. Shares so purchased are held by a grantor trust established by the Company. Voting rights as to these shares are exercised by the Company.

     Upon the earlier of termination of employment, retirement, death, disability or a change in control, pursuant to the Stock Plan the deferring executive officer receives the vested portion of his or her account balance in shares of stock in a lump sum or in annual installments depending on a previously made election. Vesting of stock is based upon length of service following deferral as follows: 0% for less than one year; 25% for one year; 50% for two years; and 100% for three years.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee believes that the compensation of Walter R. Young, the Company's Chairman of the Board, President and Chief Executive Officer, should be heavily influenced by Company performance. The long-term incentive component of his compensation is based on achieving specified performance targets. The current CEO compensation program was recommended by the Committee and approved by the Board in August 1995 and updated in October 1998 as an incentive for Mr. Young to remain with the Company through October 15, 2003. The program was developed with the assistance of an independent consultant.

     Mr. Young's annual base salary for 2000 was $450,000, which increased to $500,000 per year commencing January 1, 2001. Based on meeting certain cash flow targets during 2000, Mr. Young earned a formula-based bonus of $225,000 for the 2000 fiscal year. This bonus amount consisted of $112,500 paid in cash and $112,500 deferred under the Company's Stock Plan. As a result, 29,221 shares of Company Common Stock were issued and are held pursuant to the Stock Plan.

     As a long-term incentive, in 1995 Mr. Young received options to purchase
1.5 million shares of Common Stock and an award of 100,000 performance shares of Common Stock (the "1995 Incentive Program"). In accordance with the terms of this award, one-half of the options vested on August 31, 1998 and the remaining one-half of the options vested on August 31, 2000. The exercise price for these options is $8.50 per share, which was the fair market value of the Common Stock on August 31, 1995 (after adjustment for the Company's May 1996 stock split). These options expire eight years after the grant date or three years after vesting, whichever occurs first. The performance shares awarded to Mr. Young became transferable in February 2000 upon certification by the Committee that the performance goals and other conditions to transfer such shares had been met in accordance with the terms of the 1995 Incentive Program.

     In 1998 as an incentive award, Mr. Young received options to purchase 750,000 shares of Common Stock at an exercise price of $20.75 per share and an award of 50,000 performance shares of Common Stock (the "1998 Incentive Program"). In May 2000 Mr. Young voluntarily forfeited the 1998 options. The performance share award is conditioned upon Mr. Young remaining employed through October 15, 2003 and keeping on deposit with the Company 15,000 shares of Common Stock that he owns. Mr. Young is not permitted to transfer the deposited shares until the performance share award vests or expires or his employment is terminated, although he retains full ownership and voting rights for the deposited shares. The performance shares vest only if the Company's compound annual growth rate in diluted earnings per share from continuing operations during the four fiscal years from 1999 through 2002 exceed specified, pre-established target levels.

                                          Robert W. Anestis, Chairman
                                          Ellen R. Levine
                                          Carl L. Valdiserri

                                          February 28, 2001

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides certain summary information for the last three years concerning the compensation of the Company's Chief Executive Officer and the other five most highly compensated executive officers:

                                                                              Long-Term
                                           Annual Compensation               Compensation
                                         ------------------------      ------------------------
                                                                       Restricted    Securities
                               Fiscal                                    Stock       Underlying     All Other
 Name and Principal Position    Year      Salary        Bonus(6)         Awards      Options(#)    Compensation
---------------------------------------------------------------------------------------------------------------
Walter R. Young                 2000     $450,000      $  225,000(7)        --              --       $ 52,522(25)
  Chairman, President and       1999      450,000(1)           --           --              --          6,260(26)
  Chief Executive Officer       1998      400,000(1)    1,037,333(8)        --         750,000(19)    216,210(27)
Philip C. Surles                2000      300,000(2)      150,000(9)        --              --          4,307(28)
  Chief Operating Officer       1999      300,000(2)           --           --         300,000(20)      6,260(26)
                                1998      301,781(2)      588,000(10)       --              --          4,260(29)
M. Mark Cole                    2000      250,000          83,022(11)       --              --            426(30)
President, Retail Operations    1999      250,000         751,284(12)       --              --            500(30)
                                1998      141,500(3)      869,033(13)       --         880,000(21)    113,695(31)
Donald D. Williams              2000      200,000          80,000           --              --          2,378(32)
  Chief Marketing and           1999      158,337(4)       83,333(14)       --         300,000(22)        491(30)
  Information Officer
John J. Collins, Jr.            2000      242,500         169,350(15)    5,000(18)          --          3,216(33)
  Senior Vice President,        1999      220,000              --           --         100,000(23)      5,325(34)
  General Counsel               1998      190,000         190,633(16)       --              --          4,328(35)
  and Secretary
Joseph H. Stegmayer             2000      200,000(5)           --           --              --        333,551(36)
  Former Executive Vice         1999      300,000              --           --              --          6,260(26)
  President, Chief Strategic    1998      291,129         470,000(17)       --         770,000(24)     78,402(37)
  and Financial Officer

-------------------------
 (1) Includes $225,000 in 1999 and $196,510 in 1998 deferred under the Deferred Plan.

 (2) Includes $30,000 in 2000 and 1999 and $9,000 in 1998 deferred under the Deferred Plan.

 (3) Mr. Cole joined the Company on January 8, 1998 upon the acquisition of Southern Showcase Housing, Inc. (Southern Showcase) and was promoted to the position of President, Retail Operations on September 11, 1998. His salary reflects compensation for all of 1998, including amounts paid prior to this promotion.

 (4) Mr. Williams joined the Company on March 15, 1999.

 (5) Mr. Stegmayer's employment with the Company was terminated on September 1, 2000. His salary is for services as an executive officer through August 31, 2000 and includes $60,000 deferred under the Deferred Plan.

 (6) Bonus amounts are paid generally in February or March of the year following the fiscal year in which they are earned.

 (7) Includes $112,500 paid in cash and $112,500 deferred under the Stock Plan.

 (8) Includes $500,005 paid in cash, $500,000 deferred under the Stock Plan, and 1,890 restricted shares of Company Common Stock valued at $37,328. These restricted shares were valued at $5,198 on December 31, 2000.

 (9) Includes $112,500 paid in cash and $37,500 deferred under the Deferred
     Plan.

(10) Includes $394,804 paid in cash, $169,200 deferred under the Deferred Plan and 1,215 restricted shares of Company Common Stock valued at $23,996. These restricted shares were valued at $3,341 on December 31, 2000.

(11) Includes $54,011 paid in cash, a portion of which was quarterly, and $29,011 deferred under the Deferred Plan.

(12) Bonus pursuant to agreement entered into upon the acquisition of Southern Showcase, as amended, and includes $375,642 paid in cash and $375,642 deferred under the Deferred Plan. These amounts were paid quarterly.

(13) Bonus pursuant to agreement entered into upon the acquisition of Southern Showcase, as amended, and includes $604,968 paid in cash and $264,065 deferred under the Stock Plan. These amounts were paid quarterly.

(14) Includes a cash incentive to join the Company.

(15) Includes $50,000 paid in May 2000 as a bonus for assuming additional responsibilities.

(16) Includes $180,501 paid in cash and 513 restricted shares of Company Common Stock valued at $10,132. These restricted shares were valued at $1,411 on December 31, 2000.

(17) Includes $225,013 paid in cash, $180,000 deferred under the Stock Plan, $45,000 deferred under the Deferred Plan, and 1,012 restricted shares of Company Common Stock valued at $19,987. These restricted shares were valued at $2,783 on December 31, 2000.

(18) Reflects a restricted stock award in April 2000.

(19) Reflects options granted pursuant to the 1998 Incentive Program, which also included 50,000 performance shares. These options were voluntarily forfeited in May 2000.

(20) 240,000 of these options were voluntarily forfeited in May 2000.

(21) Reflects options granted to Mr. Cole upon his appointment to the position of President, Retail Operations in September 1998 and upon the acquisition of Southern Showcase as an inducement to join the Company in January 1998. 733,310 of these options were voluntarily forfeited in May 2000.

(22) Reflects options granted to Mr. Williams as an inducement to join the Company. 240,000 of these options were voluntarily forfeited in May 2000.

(23) 80,000 of these options were voluntarily forfeited in May 2000.

(24) Reflects options granted to Mr. Stegmayer as an inducement to join the Company in January 1998. 650,000 of these options were cancelled in September 2000 upon Mr. Stegmayer's termination.

(25) Includes $48,215 representing the value of the discount on shares held under the Stock Plan, $2,993 of Company contributions to the Company's 401(k) Savings Plan ("Savings Plan") and $1,314 of life insurance premiums.

(26) Includes $5,000 of Company contributions to the Savings Plan and $1,260 of life insurance premiums.

(27) Includes $214,285 representing the value of the discount on shares held under the Stock Plan, $665 of Company contributions to the Savings Plan, and $1,260 of life insurance premiums.

(28) Includes $2,993 of Company contributions to the Savings Plan and $1,314 of life insurance premiums.

(29) Includes $3,000 of Company contributions to the Savings and Retirement Plan for Employees of Redman Industries and the Redman Restorative Plan and $1,260 of life insurance premiums.

(30) Includes life insurance premiums.

(31) Includes $113,195 representing the value of the discount on shares held under the Stock Plan and $500 of life insurance premiums.

(32) Includes $1,500 of Company contributions to the Savings Plan and $878 of life insurance premiums.

(33) Includes $2,668 of Company contributions to the Savings Plan and $548 of life insurance premiums.

(34) Includes $4,800 of Company contributions to the Savings Plan and $525 of life insurance premiums.

(35) Includes $3,800 of Company contributions to the Savings Plan and $528 of life insurance premiums.

(36) Includes $229,688 representing the fair market value of 75,000 shares of Company Common Stock received on January 2, 2001 for services as a consultant after his termination of employment, $100,000 of severance payments, $2,993 of Company contributions to the Savings Plan and $870 of life insurance premiums.

(37) Includes $77,142 representing the value of the discount on shares held under the Stock Plan and $1,260 of life insurance premiums.

OPTION GRANTS IN LAST FISCAL PERIOD

     There were no stock options granted to the persons named in the Summary Compensation Table during the last fiscal year. On January 2, 2001 stock options for a total of 1.85 million shares of Company Common Stock were granted to Messrs. Young, Surles, Cole, Williams and Collins. These options vest over a three-year period at an exercise price of $3.0625 per share, the fair value of the stock on the grant date.

AGGREGATED FISCAL YEAR END OPTION VALUES

     The following table provides information regarding the value of unexercised in-the-money options held at the end of the last fiscal year by the persons named in the Summary Compensation Table. The named executives exercised no options during the last fiscal year.

                                                  Number of Securities
                                                 Underlying Unexercised            Value of Unexercised
                                                       Options at                  In-the-Money Options
                                                   Fiscal Year End(#)            at Fiscal Year End($)(1)
                                               ---------------------------      ---------------------------
                    Name                       Exercisable   Unexercisable      Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------
Walter R. Young                                 1,250,000         --                $--            $--
Philip C. Surles                                   20,000         --                 --             --
M. Mark Cole                                           --         --                 --             --
Donald D. Williams                                     --         --                 --             --
John J. Collins, Jr.                               10,000         --                 --             --
Joseph H. Stegmayer                                    --         --                 --             --

-------------------------
(1) Assumes a market price of $2.75 per share, which was the last sale price on the last trading day prior to the fiscal year end.

PERFORMANCE GRAPH

     The graph below compares the cumulative, five-year shareholder returns on Company Common Stock to the cumulative, five-year shareholder returns for (i) the S&P 500 Stock Index and (ii) an index of peer companies selected by the Company. The peer group is composed of seven publicly-held manufactured housing companies. These companies were selected based on similarities in their products and their competitive position in the industry. The companies comprising the peer group are American Homestar Corporation, Cavalier Homes, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Homes Corporation, Palm Harbor Homes, Inc., and Skyline Corporation.

                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURNS*
         AMONG CHAMPION ENTERPRISES, INC., S&P 500 INDEX AND PEER GROUP
[GRAPH]

                                                        CHAMPION
                                                    ENTERPRISES, INC.             S&P 500 INDEX                PEER GROUP
                                                    -----------------             -------------                ----------
12/95                                                    100.00                      100.00                      100.00
12/96                                                    126.31                      122.96                      102.20
12/97                                                    133.19                      163.98                      141.50
12/98                                                    177.32                      210.85                      118.77
12/99                                                     55.06                      255.21                       67.63
12/00                                                     17.81                      231.98                       60.37

-------------------------
* ASSUMES THAT THE VALUE OF THE INVESTMENT IN CHAMPION COMMON STOCK AND EACH INDEX WAS $100 ON DECEMBER 31, 1995 AND THAT ALL DIVIDENDS WERE REINVESTED.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     The Company has Change in Control Severance Agreements with Messrs. Surles and Collins. Under each agreement, the executive will receive a cash severance payment if his employment is terminated following a change in control of the Company, as defined in the agreement. The severance payment would be twice the highest annual base salary and cash incentive compensation earned by the executive in any one of the three fiscal years prior to termination.

     The Company also had separate Change in Control Agreements with each of Messrs. Young, Surles, Cole, Williams and Collins that were in effect during the eight month period from May 8, 2000 to December 31, 2000. All of these agreements have now expired. These Change in Control Agreements were provided to these executive officers as additional incentive to remain with the Company during 2000. These agreements provided for fixed cash payments to be made to each of these executives in the event of a change in control of the Company, as defined in the agreements, on or prior to December 31, 2000.

EMPLOYMENT AGREEMENTS

     MR. YOUNG. The Company has an Employment Agreement with Mr. Young that terminates on April 30, 2004. Under this agreement, Mr. Young received an annual salary of $350,000 in 1996, which increased to $400,000 in 1997 and to $450,000 in 1999. Mr. Young's annual salary was further increased to $500,000 effective January 1, 2001. Mr. Young is also entitled to participate in various Company benefit and incentive plans.

     If Mr. Young becomes physically or mentally unable to perform his duties for six consecutive months, the Company may suspend payment of his salary until he is able to resume his duties again. If Mr. Young is terminated without cause, he is entitled to receive his salary for the remaining term of the agreement. If Mr. Young terminates his employment upon a sale or a merger of the Company, he is entitled to receive the amount of his annual salary in effect at the time of termination. Upon termination of his employment, Mr. Young has the right to require the Company to purchase his outstanding stock options on terms described in his Employment Agreement. Upon termination of his employment, other than termination by the Company without cause, Mr. Young is prohibited from competing with the Company for two years after the date of termination.

     MR. SURLES. The Company has a letter agreement, dated May 1, 1997, relating to the employment of Mr. Surles which provides for an initial annual salary of $240,000, which increased to $300,000 in 1998, and entitles him to participate in various Company benefit and incentive plans.

     MR. COLE. The Company has letter agreements, dated January 8, 1998 and September 11, 1998, relating to the employment of Mr. Cole which provide for an initial annual salary of $100,000, which increased to $150,000 in September 1998 and to $250,000 in January 1999. Mr. Cole is entitled to participate in various Company benefit and incentive plans. The letter agreements also provide severance payments to Mr. Cole in the event the Company terminates his employment during the first three years of employment. The severance payment would be base salary (including benefits) for 18 months or the number of months remaining during such three year period if less than 18 months.

     MR. WILLIAMS. The Company has a letter agreement, dated September 28, 1998, relating to the employment of Mr. Williams which provides for an initial annual salary of

$200,000 and entitles him to participate in various Company benefit and incentive plans. The letter agreement also provides severance payments to Mr. Williams in the event the Company terminates his employment during the first three years of employment. The severance payment would be base salary (including benefits) for 18 months or the number of months remaining during such three year period if less than 18 months.

     MR. COLLINS. The Company has letter agreements, dated February 12, 1997 and April 7, 2000, relating to the employment of Mr. Collins which provide for an initial annual salary of $190,000, which increased to $220,000 in January 1999 and to $250,000 in April 2000. Mr. Collins is entitled to participate in various Company benefit and incentive plans.

                             ADDITIONAL INFORMATION

AUDIT AND FINANCIAL RESOURCES COMMITTEE REPORT

     The Audit and Financial Resources Committee is composed of independent Directors, and acts under a written charter adopted and approved by the Board in 1996 and last revised in March 2001. Each of the members of the Audit and Financial Resources Committee is independent as defined by the New York Stock Exchange listing standards.

     The Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 30, 2000. The Committee has also discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No. 61, as amended. As required by Independence Standards Board Standard No. 1, as amended, "Independence Discussion with Audit Committees," the Committee has received and reviewed the required written disclosures and a confirming letter from PricewaterhouseCoopers LLP regarding their independence, and has discussed the matter with the auditors.

     Based on its review, the Committee has recommended to the Board that the Company's audited consolidated financial statements for fiscal year 2000 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000.

                                          Selwyn Isakow, Chairman
                                          Brian D. Jellison
                                          George R. Mrkonic

                                          February 28, 2001

INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP has served as independent accountants for the Company since 1961. PricewaterhouseCoopers LLP was selected by the Board to serve as the Company's independent accountants for the current fiscal year (ending December 29, 2001). It is anticipated that a representative of PricewaterhouseCoopers LLP will be present at the meeting, will have an opportunity to make a statement, and will respond to appropriate questions.

     AUDIT FEES. The Company was billed a total of $275,000 by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the financial statements for the 2000 fiscal year and the reviews of interim financial statements.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No professional services were rendered by PricewaterhouseCoopers LLP related to the Company's financial information systems design and implementation during the 2000 fiscal year.

     ALL OTHER FEES. The Company was billed $1,378,700 for additional services rendered by PricewaterhouseCoopers LLP other than those described above.

     The Audit and Financial Resources Committee has considered the provision of all non-audit services performed by PricewaterhouseCoopers LLP with respect to maintaining auditor independence.

PRINCIPAL SHAREHOLDERS

     The following table provides information about any person known by management to have been the beneficial owner of more than 5% of the Company's outstanding Common Stock as of December 31, 2000.

         Name and Address            Amount and Nature of   Percent of
        of Beneficial Owner          Beneficial Ownership     Class
        -------------------          --------------------   ----------
Taunus Corporation                        7,103,555(1)        15.10%
31 West 52nd Street
New York, NY 10019
First Pacific Advisors, Inc.              6,584,100(2)        13.90%
11400 West Olympic Blvd, Suite 1200
Los Angeles, CA 90064
Dimensional Fund Advisors Inc.            4,332,700(3)         9.17%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Pioneer Investment Management, Inc.       4,145,000(4)         8.75%
60 State Street
Boston, MA 02109
Wellington Management Company, LLP        2,705,000(5)         5.73%
75 State Street
Boston, MA 02109
Walter R. Young                           2,496,547(6)         5.12%
2701 Cambridge Court, Suite 300
Auburn Hills, MI 48326

-------------------------
(1) As reported in the Schedule 13G of Taunus Corporation dated February 13, 2001. The Schedule 13G filing of Taunus included 6,631,469 shares held by Alex. Brown Investment Management, LP, as reported in its Schedule 13G dated February 15, 2001. Alex. Brown Investment Management, LP, was 50% indirectly owned by Taunus Corporation as of December 31, 2000.

(2) As reported in the Schedule 13G dated February 12, 2001.

(3) As reported in the Schedule 13G dated February 2, 2001.

(4) As provided by Pioneer Investment Management, Inc.

(5) As reported in the Schedule 13G dated February 14, 2001.

(6) Does not include 128,200 shares held by The Young Foundation (a charitable foundation), the voting power of which is shared by Mr. Young as its President. Mr. Young disclaims beneficial ownership of the shares held by The Young Foundation. Includes 1,250,000 shares that Mr. Young may acquire by exercising options and 65,502 shares held under the Stock Plan, 29,221 of which were issued on February 28, 2001.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table provides information about the beneficial ownership of Company Common Stock by the Company's Directors and Executive Officers.

                                                                      As of March 9, 2001
                                                                -------------------------------
                                                                 Number of
                                                                   Shares
                                                                Beneficially         Percent of
                                                                  Owned(1)             Class
                                                                ------------         ----------
Robert W. Anestis...........................................       160,060              *
Selwyn Isakow...............................................       226,060(2)           *
Brian D. Jellison...........................................        70,392              *
Ellen R. Levine.............................................        56,697              *
George R. Mrkonic...........................................        98,250              *
Carl L. Valdiserri..........................................        75,200              *
Walter R. Young.............................................     2,496,547(3)           5.12%
Philip C. Surles............................................        92,815              *
M. Mark Cole................................................       216,785(4)           *
Donald D. Williams..........................................        60,000              *
John J. Collins, Jr. .......................................        48,278              *
Anthony S. Cleberg..........................................        50,000              *
All Directors and Executive Officers as a Group (13
  persons)..................................................     3,673,504(5)           7.48%

-------------------------
 *  Less than 1%

(1) The number of shares shown in the table includes the following number of shares which the person specified may acquire by exercising options which may be exercised within 60 days of March 9, 2001: Mr. Anestis, 68,800; Mr. Isakow, 68,800; Mr. Jellison, 31,200; Ms. Levine, 31,200; Mr. Valdiserri, 43,200; Mr. Young, 1,250,000; Mr. Surles, 20,000; Mr. Collins 10,000; and
    all directors and executive officers as a group, 1,536,200.

(2) Does not include 1,860 shares held by Mr. Isakow's children or 4,620 shares held by The Isakow Foundation (a charitable foundation), of which voting and investment power is shared by Mr. Isakow as a Trustee. Mr. Isakow disclaims beneficial ownership of the shares held by his children and The Isakow Foundation.

(3) Does not include 128,200 shares held by The Young Foundation (a charitable foundation), the voting power of which is shared by Mr. Young as its President. Mr. Young disclaims beneficial ownership of the shares held by The Young Foundation. Includes 65,502 shares held under the Stock Plan.

(4) Includes 19,095 shares held under the Stock Plan.

(5) Includes 84,597 shares held under the Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten percent shareholders are required by regulations of the SEC to furnish the Company copies of all Section 16(a) forms they file.

     Based solely on the Company's review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its Officers, Directors and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

OTHER INFORMATION REGARDING MANAGEMENT

     The Company has a lease agreement relating to rental property in North Carolina with MMG Investments, LLC ("MMG"), in which M. Mark Cole, President, Retail Operations, has 75% ownership. During 2000 $216,894 of lease payments were paid pursuant to this agreement. The Company believes that payments made to MMG represent the fair value for the rental of this property.

     Mr. Cole also has a 100% ownership interest in TJ Holdings, which indirectly owns an interest in SunChamp LLC ("SunChamp"), a joint venture between the Company and Sun Communities, Inc. Mr. Cole's ownership interest in SunChamp was purchased during 2000 for $3.2 million, giving him indirectly an 18.6% interest in SunChamp as of December 31, 2000. Champion has invested $5.7 million in this joint venture and has a 33.1% interest as of December 31, 2000.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Shareholder proposals to be presented at the 2002 Annual Meeting must be received by the Company not later than November 20, 2001 if they are to be included in the Company's Proxy Statement for the 2002 Annual Meeting. Such proposals should be addressed to the Secretary at the Company's executive offices. Shareholder proposals to be presented at the 2002 Annual Meeting or any Special Meeting which are not to be included in the Company's Proxy Statement for that meeting must be received by the Company not less than 60 nor more than 90 days before the date of the meeting or no later than 10 days after the day of the public announcement of the date of the meeting in accordance with the procedures contained in the Company's Bylaws.

OTHER MATTERS

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should come before the meeting, the persons named in the Proxy Card intend to vote the Proxy in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                          John J. Collins, Jr.
                                          Secretary

April 4, 2001

                                                                      APPENDIX A

                           CHAMPION ENTERPRISES, INC.

                   AUDIT AND FINANCIAL RESOURCES COMMITTEE OF
                             THE BOARD OF DIRECTORS

                                    CHARTER

ORGANIZATION

     There shall be a committee of the Board of Directors to be known as the Audit and Financial Resources Committee. The Audit and Financial Resources Committee shall be comprised of at least three outside Directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, may interfere with their exercise of independent judgment as a Committee member. Members of the Committee shall be appointed annually by the Board of Directors at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as chairman. Each Committee member shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment. The Committee shall hold meetings (in person or by telephone conference) as appropriate, but not less than four times per year. The independence of Committee members shall be determined in accordance with the provisions of Rule 303.01(B)(3) of the NYSE Listed Company Manual, including the provisions governing permissible business relationships with the Corporation.

STATEMENT OF POLICY

     The primary function of the Audit and Financial Resources Committee shall be to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the corporate accounting and financial reporting practices, the audit process and the systems of internal financial controls which management and the Board of Directors have established. In addition, the Audit and Financial Resources Committee shall review other financial matters as delegated by the Board of Directors.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

     The Audit Committee shall have authority to inquire into any financial matters including those set forth in this charter, with the right and power (at the expense of the Corporation) to employ such persons and organizations to assist it in carrying out its duties as it shall reasonably deem to be necessary.

RESPONSIBILITIES

     1. Consider and make recommendations to the Board of Directors concerning the firm to be employed as the Corporation's independent auditor. The Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The independent auditor shall be ultimately accountable to the Committee and the Board of Directors.

     2. Review and recommend to the Board of Directors for approval the independent auditor's compensation and terms of its engagement.

     3. Consider the independence of auditors including evaluating whether non-audit services performed by the independent auditor impairs the independence of the independent auditor. The independent auditor shall submit to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. The Committee shall pre-approve non-audit services provided by the independent auditor over a $250,000 per assignment threshold amount.

     4. Consider, in consultation with the independent auditor, the scope and plan of forthcoming audits and the independent auditor's responsibility under generally accepted auditing standards.

     5. Review reports of the independent auditor and the internal auditor regarding:

        (a) the adequacy of the Corporation's internal accounting controls including electronic data processing procedures and controls and related security programs; and

        (b) any related management letter, and management's responses to recommendations made by the independent auditor.

     6.  Review, based on the reports of the independent auditor and management:

        (a)  the Corporation's annual and quarterly financial statements;

        (b) the results of each external audit of the Corporation's financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with those financial statements;

        (c) significant recent professional and regulatory pronouncements and their potential impact on the financial statements;

        (d) significant disputes between management and the independent auditor that arose in connection with such audit;

        (e)  significant changes required in the independent auditor's plan; and

        (f) other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards, including those concerning:

             (i) selection of and changes in significant accounting policies and practices and questions of choice of appropriate policies and practices;

             (ii) management's formulation of any particularly sensitive accounting estimate and the auditor's conclusion as to their reasonableness;

             (iii) significant audit adjustments;

             (iv) consultation by management with other accountants about significant matters; and

             (v) serious difficulties the auditor encountered in dealing with management in performing the audit.

             (vi) policies and reports with respect to officer's expense accounts.

     7. Review significant filings with the SEC containing the Corporation's financial statements, as the Audit and Finance Committee deems appropriate.

     8. On a regular basis meet separately with the independent auditors to discuss any matters that either the committee or auditors believe should be discussed privately.

     9. Review the process for communicating the code of conduct to company personal and for monitoring compliance therewith.

     10. Periodically obtain updates from management and company legal counsel on the status of any pending litigation which could have significant impact on the Corporation's financial situation or seriously affect its reputation as well as other compliance matters.

     11. Review the internal audit function of the Corporation including the independence of its reporting obligations, the qualifications of the staff, and the proposed audit plan for the coming year and the coordination of such plans with the independent auditors. Prior to each Audit and Finance Committee meeting, receive and review a summary of findings from completed internal audits and provide sufficient opportunity for the internal auditors to meet with members of the Committee without members of management present.

     12. Review with management proposed equity, debt and other finance offerings of the Company that are of a material nature.

     13. Review the Committee charter annually to reassess adequacy.

     14. Evaluate the committee's and individual members performance annually.

     15. Prepare a Report of the Committee, in accordance with applicable SEC rules, for inclusion in the Company's Annual Meeting Proxy Statement.

     16. Perform such other functions as may be assigned to it by law or the Corporation's charter or Bylaws, or by the Board.

     17. Report Committee agenda and actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

Dear Shareholder:

     The reverse side of this proxy card contains instructions on how to vote your shares by telephone or over the Internet for the election of directors and all other proposals. Please consider voting using one of these options. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

     Thank you for your attention to these matters.

                              Champion Enterprises, Inc.



--------------------------------------------------------------------------------

                           CHAMPION ENTERPRISES, INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                           CHAMPION ENTERPRISES, INC.

The undersigned hereby appoints Walter R. Young, and Carl L. Valdiserri, or either of them, attorneys and proxies with power of substitution, to vote all of the Common Stock of the undersigned in Champion Enterprises, Inc. at the Annual Meeting of Shareholders of Champion Enterprises, Inc. to be held on Tuesday, May 1, 2001 and at any adjournments thereof, as specified on the reverse side of this proxy.

The undersigned acknowledges receipt of the Proxy Statement dated April 4, 2001 and the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended December 30, 2000, ratifies everything that the proxies (or either of them or their substitutes) may lawfully do or cause to be done under this proxy, and revokes all former proxies.

If you are a participant in the Champion Enterprises Inc. Savings Plan, this proxy card will serve as a direction to the trustee under the plan as to how the shares held for your account in the plan are to be voted.

IF YOU SIGN THIS PROXY WITHOUT MARKING ANY BOXES, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, FOR THE PROPOSAL AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                         (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

                       ANNUAL MEETING OF SHAREHOLDERS OF

                           CHAMPION ENTERPRISES, INC.

                                  MAY 1, 2001

                           PROXY VOTING INSTRUCTIONS



TO VOTE BY MAIL

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.


TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.


TO VOTE BY INTERNET

PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.


                                                             -------------------
YOUR CONTROL NUMBER IS =================================== > |                 |
                                                             -------------------



                                       \/ PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED \/
------------------------------------------------------------------------------------------------------------------------------------

       Please mark your
A [X]  votes as in
       this example.




                FOR all nominees     WITHHOLD
                  listed at right  AUTHORITY to
                  (except as       vote for all
                 marked to the    nominees listed
                contrary below)     at right                                                                   FOR  AGAINST  ABSTAIN
1. Election of        [ ]             [ ]      Nominees: Robert W. Anestis      2. Proposal to re-approve the    [ ]   [ ]       [ ]
   Directors                                             Selwyn Isakow             performance goals under the
                                                         Brian D. Jellison         Company's 1995 Stock Option
                                                         Ellen R. Levine           and Incentive Plan.
(INSTRUCTIONS: To withhold authority to                  George R. Mrkonic
vote for any individual nominee, write                   Carl L. Valdiserri The Board of Directors recommends a vote
that nominee's name on the line provided                 Walter R. Young    FOR the Proposal.
below.)

-----------------------------------------------                             3. In their discretion upon the transaction of
                                                                               such other business as may properly come
                                                                               before the meeting.


Signature                                            Signature                                                Dated:         , 2001
          ------------------------------------------           ----------------------------------------------        --------

NOTE:  Please sign the Proxy exactly as your name appears hereon, date it, and return it in the enclosed envelope. Joint owners should each sign. If you are signing as guardian, trustee, executor, administrator or attorney-in-fact, please so indicate.
       Please also note any address correction above.


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